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                                                                    EXHIBIT 99.1




                    COMMUNITY BANCSHARES ANNOUNCES RESULTS OF
                       2004 ANNUAL MEETING OF STOCKHOLDERS

BLOUNTSVILLE, ALABAMA - JUNE 24, 2004 ... Community Bancshares, Inc. held its 2004 annual meeting of stockholders today. Incumbent directors Glynn Debter and John J. Lewis, Jr. were reelected by more than 91% of the shares represented in person or by proxy at the meeting. The proposal to remove Kennon R. Patterson, Sr. as a director was approved by approximately 96% of the shares represented at the meeting, more than the 80% required under the Company's Certificate of Incorporation to accomplish his removal.

Patrick M. Frawley, Chairman, Chief Executive Officer and President of Community Bancshares, said, "Mr. Patterson has not participated in the affairs of the Company for some time. The action taken today reinforces management's commitment to disentangle this Company from the problems of the past and concentrate on improving the Company's condition and increasing the value of our stockholders' investment."

Chairman Frawley also stated, "I want to thank the Company's remaining directors for their dedication and commitment during the past year. These gentlemen have demonstrated that they take their responsibilities very seriously and are committed to participating in the Company's recovery. At the same time, the directors recognize that the Board would benefit from an influx of new talent. The Nominating Committee is in the process of recommending that up to three additional individuals be added to the Board as soon as possible."

About Community Bancshares, Inc.

            Community Bank, the principal subsidiary of Community Bancshares, Inc., headquartered in Blountsville, Alabama, had total assets at March 31, 2004 of approximately $562 million and operates 20 banking offices in Alabama, providing a full line of financial services to individual and corporate customers. In addition, the Bank operates a consumer finance company with 14 offices in North Alabama and an insurance agency based in Huntsville, Alabama.

Safe Harbor Statement

            Certain of the statements in this press release are "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation,

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those described in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2004 under the caption "Special Cautionary Notice Regarding Forward Looking Statements" and otherwise in the Company's reports and filings with the Securities and Exchange Commission. We do not undertake, and we expressly disclaim, any obligation to update our forward-looking statements.


Contact: Patrick M. Frawley
Title: Chairman, CEO and President
Telephone: (205) 429-1000